                                                              Exhibit (a)(1)(A)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)
                                      of
                         KLLM Transport Services, Inc.
                                      at
                              $7.75 Net Per Share
                                      by
                             Low Acquisition, Inc.
                          a corporation wholly owned
                                      by
                                 Robert E. Low

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 9, 2000, UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (I) THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE (THE "COMMON STOCK") (INCLUDING THE ASSOCIATED RIGHTS (THE "RIGHTS") TO PURCHASE PREFERRED STOCK) (COLLECTIVELY, THE "SHARES") OF KLLM TRANSPORT SERVICES, INC. (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY ROBERT E. LOW ("PARENT") AND LOW ACQUISITION, INC. ("PURCHASER"), WILL CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS DEFINED HEREIN) AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER (THE "MINIMUM TENDER CONDITION"); (II) THE RIGHTS HAVING BEEN REDEEMED BY THE COMPANY'S BOARD OF DIRECTORS OR PURCHASER OTHERWISE BEING SATISFIED IN ITS SOLE DISCRETION THAT SUCH RIGHTS ARE OTHERWISE INVALID OR INAPPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREIN (THE "RIGHTS CONDITION"); (III) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER BEING APPROVED PURSUANT TO SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW OR PURCHASER BEING SATISFIED IN ITS SOLE DISCRETION THAT THE PROVISIONS OF SECTION 203 RESTRICTING CERTAIN BUSINESS COMBINATIONS ARE INVALID OR INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER (BY ACTION OF THE COMPANY'S BOARD OF DIRECTORS, THE ACQUISITION OF A SUFFICIENT NUMBER OF SHARES OR OTHERWISE) (THE "SECTION 203 CONDITION"); AND (IV) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") HAVING EXPIRED OR BEEN TERMINATED (THE "ANTITRUST CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 13 HEREIN.

   THE OFFER IS NOT CONDITIONED UPON PARENT OR PURCHASER OBTAINING FINANCING.

   A SUMMARY OF THE PRINCIPAL TERMS OF AND OTHER IMPORTANT INFORMATION REGARDING THE OFFER APPEARS ON PAGES 2 THROUGH 5. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

   THE DATE OF THIS OFFER TO PURCHASE IS APRIL 12, 2000.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET........................................................   2
INTRODUCTION..............................................................   6
THE TENDER OFFER
   1. Terms of the Offer..................................................   8
   2. Acceptance for Payment and Payment for Shares.......................   9
   3. Procedure for Tendering Shares......................................  10
   4. Rights of Withdrawal................................................  14
   5. Material Federal Income Tax Consequences of the Offer...............  15
   6. Price Range of Shares; Dividends....................................  16
   7. Effect of the Offer on the Market for Shares; Stock Quotation;
    Margin Regulations; Exchange Act Registration.........................  16
   8. Certain Information Concerning the Company..........................  17
   9. Certain Information Concerning Purchaser and Parent.................  19
  10. Background of the Offer; Contacts with the Company..................  20
  11. Purpose of the Offer; Plans for the Company; The Proposed Merger....  24
  12. Source and Amount of Funds..........................................  28
  13. Certain Conditions of the Offer.....................................  28
  14. Dividends and Distributions.........................................  31
  15. Certain Legal Matters...............................................  32
  16. Fees and Expenses...................................................  34
  17. Miscellaneous.......................................................  34

SCHEDULES

 Schedule I   Information Concerning the Directors and Executive Officers   35
              of Purchaser................................................
 Schedule II  Transactions Effected During the Past Two Years.............  36

                               SUMMARY TERM SHEET

   This summary term sheet is a brief summary of the material provisions of Low Acquisition, Inc.'s offer to purchase all of the issued and outstanding shares of common stock of KLLM for $7.75 per share in cash, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Offer to Purchase. You are urged to carefully read the entire Offer to Purchase and related Letter of Transmittal prior to making any decision regarding your shares of KLLM.

Q. WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK OF KLLM?

A. We are a Delaware corporation named Low Acquisition, Inc. formed solely to make the offer on behalf of Robert E. Low, an individual residing in Springfield, Missouri, and are offering to purchase your KLLM shares. We are wholly owned by Mr. Low, See "Introduction" and Section 9.

Q. WHAT IS MR. LOW, THROUGH LOW ACQUISITION, SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

A. We are offering to purchase all of the outstanding shares of common stock of KLLM, at a price of $7.75 per share, net to the seller in cash, without interest. If you are the record owner of your shares, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction." In addition, if you do not complete and sign the Substitute Form W-9 included in the Letter of Transmittal, you may be subject to required backup federal income tax withholding. See "Introduction" and Instruction 10 to the Letter of Transmittal.

Q. WHY ARE YOU MAKING THIS OFFER?

A. We are making this offer to enable Mr. Low to acquire control of, and ultimately to acquire the entire equity interest in, KLLM. See "Introduction" and Section 11.

Q. HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

A. You have until 12:00 midnight, New York City time, on May 9, 2000. We have the right to extend the offer and to provide for a subsequent offering period which, if provided, will be an additional opportunity for you to tender your shares and receive the offer consideration following the expiration of the offer. If the offer is extended or a subsequent offering period is provided, we will issue a press release announcing the extension or subsequent offering period no later than 9:00 a.m., New York City time on the first business morning following the date the offer was scheduled to expire. See Section 1.

Q. WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

A. The most important conditions to the offer are the following:

  . that stockholders validly tender and do not withdraw before the expiration of the offer at least a majority of the shares of KLLM (including the associated stock purchase rights) on a fully diluted basis. For the purposes of determining the number of outstanding shares, options to purchase shares that are outstanding immediately before the consummation of the offer and are not exercisable at such time will not be taken into account.

  . that the associated stock purchase rights have been redeemed or we are otherwise satisfied, in our sole discretion, that these rights are invalid or inapplicable to our offer and any subsequent business transaction involving Mr. Low and KLLM, including the proposed merger.

  . that we are satisfied, in our sole discretion, that Section 203 of the Delaware law is inapplicable to our acquisition of the KLLM shares and any subsequent business transaction involving Mr. Low and KLLM, including the proposed merger.

  . that there is no material adverse change to KLLM prior to the expiration of the offer.

  . that the applicable waiting period under the Hart-Scott-Rodino Antitrust
    Improvements Act of 1976 has expired or terminated.

   A fuller discussion of the conditions to consummation of the offer may be found in Section 13.

Q. DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE THE PAYMENT?

A. Mr. Low will provide us with sufficient funds to purchase all shares tendered in the offer from his personal funds. The offer is not conditioned on any financing arrangements. See Section 12.

Q. IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

A. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

  . the offer is being made for all outstanding shares solely for cash,

  . the offer is not subject to any financing condition, and

  . upon consummation of the offer, we will acquire all shares in the proposed merger that are not tendered for the same per share cash price, subject to your appraisal rights. See "Introduction" and Sections 1, 11 and 12.

Q. HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

A. To tender your shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates, to the depositary prior to the expiration of the offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to The Depository Trust Company in time, you might be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to fully comply with its terms. We should point out that because the KLLM Board has not approved the making of our offer, it is possible that the associated stock purchase rights currently evidenced by your share certificates will separate so that this right will be evidenced by one or more separate certificates. If this happens, you will also be required to deliver the certificate(s) evidencing the stock purchase rights related to the share certificates tendered. See Section 3.

Q. IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

A. Provided the conditions to the offer are satisfied, you will receive a check equal to the number of shares you tendered multiplied by $7.75 as promptly as practicable following the expiration of the offer. See Section 2.

Q. CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

A. You may withdraw a portion or all of your tendered shares at any time until the offer has expired and, if we have not accepted your shares for payment by June 10, 2000, you can withdraw them at any time after this time until we accept your shares for payment. This right to withdraw will not apply to any subsequent offering period, if one is provided. Once shares are accepted for payment, they cannot be withdrawn. See Section 4.

Q. WHAT DOES THE BOARD OF DIRECTORS OF KLLM THINK OF THIS OFFER?

A. Since we have been unable to meet with the KLLM Board thus far to discuss the possibility of our acquiring KLLM, the KLLM Board has not had the opportunity to consider our offer. However, the KLLM Board will now have the opportunity to review and evaluate our offer, and will be required to disclose to you its position with respect to our offer. See Section 10.

Q. IF OUR BOARD DOES NOT APPROVE YOUR OFFER, WILL THAT HAVE ANY EFFECT ON YOUR ABILITY TO COMPLETE YOUR OFFER?

A. We would be unable to complete our offer if it is not ultimately approved by the KLLM Board even if holders of a large majority of the outstanding KLLM stock tendered their shares. The reason for this is the effect such lack of approval would have on the associated stock purchase rights and, unless at least 85% of the outstanding shares were tendered, on our ability to effect the contemplated merger of Low Acquisition into KLLM. See Section 11. For this reason, we will be seeking to remove all the current directors of KLLM and replace them with our nominees, who will be in a position to act, subject to their fiduciary duties owed to you and KLLM, to take all steps necessary to allow us to complete our offer to you and to effect the proposed merger. See "Introduction."

Q. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION?

A. The receipt of cash by you in exchange for your KLLM shares pursuant to the offer, the merger or upon exercise of appraisal rights is taxable for federal income tax purposes and may be taxable under applicable state, local or foreign tax laws. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in the shares you tender and the amount of cash you receive for those shares. You should consult your tax advisor about the particular effect tendering will have on your shares. See Section 5.

Q. WHAT WILL HAPPEN TO KLLM?

A. If the offer is consummated, Low Acquisition will be merged with and into KLLM. KLLM will be the surviving corporation in the merger and Mr. Low will then be the sole stockholder of KLLM. See Section 11.

Q. IF I DO NOT TENDER BUT THE TENDER OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

A. Even if you do not tender your shares, if the offer is consummated and Low Acquisition merges into KLLM, all remaining stockholders of KLLM at the time of the merger, other than those that properly assert appraisal rights, will receive $7.75 per share in cash for each share of KLLM common stock owned, without interest. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares (assuming that you do not wish to exercise your appraisal rights) is that you will be paid earlier if you tender your shares.

  If, however, Low Acquisition does not merge with KLLM, the number of stockholders of KLLM that are still in the hands of the public may be so small the current level of trading activity may be significantly diminished (or, possibly, there will be no public trading market at all) for the KLLM shares. Also, KLLM may not be required to and thus cease to comply with SEC rules governing publicly-held companies. See Section 11.

Q. ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE MERGER?

A. Appraisal rights are not available in the offer. However, if you choose not to tender, and the offer is consummated, appraisal rights will be available in the merger of Low Acquisition and KLLM. If you choose to exercise your appraisal rights, and you comply with the applicable legal requirements, you will be entitled to payment for your shares based on the fair value of those shares as determined by the Delaware Court of Chancery, plus a fair rate of interest as determined by the Court. This value of your shares as determined in the appraisal may be more or less than $7.75 per share. See Section 11.

Q. WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A. On March 15, 2000, the last trading day before the first public disclosure of Mr. Low's intent to seek exploratory discussions with KLLM, the shares of KLLM closed on the Nasdaq National Market at $6.125 per share. On April 11, 2000, the last trading day before the commencement of the offer, the shares of KLLM closed on the Nasdaq National Market at $7.00. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See Section 6.

Q. WHO CAN I CALL WITH QUESTIONS?

A. You can call our Information Agent, MacKenzie Partners, Inc. at 1-800-322-2885 with any questions you may have.

TO THE HOLDERS OF SHARES OF
KLLM TRANSPORT SERVICES, INC.:

                                 INTRODUCTION

   Low Acquisition, Inc., a Delaware corporation ("Purchaser") wholly owned by Robert E. Low, an individual residing in Springfield, Missouri ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of KLLM Transport Services, Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Stockholder Protection Rights Agreement, dated as of February 13, 1997 (the "Rights Agreement"), between the Company and KeyCorp Shareholder Services, Inc. (the Common Stock and the Rights together are referred to herein as the "Shares"), at $7.75 per Share (the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through their broker or bank should consult with such institution as to whether there are any fees applicable to a tender of Shares. Purchaser will pay all charges and expenses of Wilmington Trust Company, as depositary (the "Depositary"), and MacKenzie Partners, Inc., as information agent (the "Information Agent"). Unless the context requires otherwise, all references to Shares herein shall include the Rights, and all references to the Rights shall include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement.

   The Offer is conditioned upon, among other things, the satisfaction of: (i) the Minimum Tender Condition; (ii) the Rights Condition; (iii) the Section 203 Condition; and (iv) the Antitrust Condition, as such terms are defined herein. The Offer is also subject to certain other conditions described in Section 13. The Offer is not conditioned upon Parent or Purchaser obtaining financing.

   Purpose of the Offer; The Proposed Merger. The purpose of the Offer is to acquire for cash a majority of the outstanding Shares of, and ultimately the entire equity interest in, the Company. Purchaser currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect a merger or similar business combination (the "Proposed Merger") between the Company and Purchaser, pursuant to which each then outstanding Share (other than Shares held by the Company in treasury, or owned by Parent or Purchaser, or Shares, if any, that are held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) would be converted pursuant to the terms of the Proposed Merger into the right to receive an amount in cash equal to the Per Share Amount paid pursuant to the Offer, without interest. See Section 11.

   Consent Solicitation. On April 12, 2000, Parent filed preliminary consent solicitation materials with the Securities and Exchange Commission (the "SEC"), which, in definitive form, will be mailed to stockholders of the Company after completion of review by the staff of the SEC and receipt from the Company of a current stockholder list. The consent solicitation materials (the "Consent Solicitation") request stockholders of the Company to, among other things, remove all of the current members of the Board of Directors of the Company (the "Company Board"), establish the size of the Company Board at four members and fill the newly created vacancies on the Company Board with four other persons (including Parent) (the "Nominees"). If the Nominees are elected, the Nominees will consider, consistent with their fiduciary duties to the Company and its stockholders under applicable law, whether to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203 of the Delaware General Corporation Law (the "DGCL"), which would satisfy the Rights Condition and the Section 203 Condition, and take such other actions as may be required to permit the prompt consummation of the Offer and the Proposed Merger. Parent and Purchaser expect that, subject to their fiduciary duties under applicable law, the Nominees would redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203 of the DGCL, which would satisfy the Rights Condition and the Section 203 Condition, and take such other actions as may be required to permit the prompt consummation of the Offer and the Proposed Merger. The Consent Solicitation will be made pursuant to separate consent solicitation materials.

   THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "EXCHANGE ACT").

   Parent and Purchaser are prepared to commence immediate good faith negotiations with the Company Board regarding the possibility of increasing the Per Share Amount after appropriate due diligence and access to the Company's business plan. See Section 10. Purchaser reserves the right to amend the Offer at any time, including in the event it enters into a merger agreement with the Company or it negotiates a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into cash.

   In the event Purchaser obtains 90% or more of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Proposed Merger pursuant to Section 253 of the DGCL, without prior notice to, or any action by, any other stockholder of the Company. See Section 11.

   Minimum Tender Condition. The Minimum Tender Condition conditions the Offer upon there being validly tendered prior to the Expiration Date (as defined below) and not withdrawn at least that number of Shares that, together with the Shares beneficially owned by Parent and Purchaser, would represent a majority of all outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Number of Shares"). For purposes of the Offer (other than in the context of financial statement information), on a "fully diluted basis" means, as of any date, the number of Shares outstanding plus the number of Shares that the Company is required to issue pursuant to obligations outstanding at that date under convertible securities, warrants, stock options or otherwise upon conversion or exercise thereof. Purchaser reserves the right (subject to the applicable rules and regulations of the SEC) to waive or reduce the Minimum Tender Condition and to elect to purchase, pursuant to the Offer, fewer than the Minimum Number of Shares. See Sections 1 and 13 herein.

   According to the Company's Form 10-K for the fiscal year ended December 31, 1999 (the "Company Form 10-K") , as of March 24, 2000, there were 4,101,468 Shares issued and outstanding. According to the Company's Form 10-K, as of December 31, 1999, there were 103,334 Shares reserved for issuance (i) to fund subscriptions for Shares issued under the Company's employee stock purchase plan (of which 9,334 Shares were subscribed for as of March 24, 2000) and (ii) to fund outstanding options (of which 51,000 Shares were issuable under options which were exercisable as of December 31, 1999). Based on the foregoing and assuming, from December 31, 1999 through the Expiration Date, that no options were granted, no options were exercised, canceled or expired, and no Shares were issued or reacquired, there would be 4,204,802 Shares outstanding on a fully diluted basis on the Expiration Date. Given Parent's ownership of 539,600 Shares, the Minimum Number of Shares on the Expiration Date would be 1,562,802. Therefore, 1,562,802 Shares must be tendered and not withdrawn prior to the expiration of the Offer to satisfy the Minimum Tender Condition. However, the actual Minimum Number of Shares will depend on the facts as they exist on the date of purchase.

   Rights Condition. The Offer is conditioned on, among other things, the Rights Condition being satisfied. Unless the Rights Condition shall have been satisfied, stockholders will be required to tender one Right for each share of Common Stock tendered in order to effect a valid tender in accordance with the procedures set forth in Section 3. The tender of Rights with Common Stock shall not, in itself, however, satisfy the Rights Condition. Unless separate certificates for the Rights are issued, a tender of Common Stock will also constitute a tender of the associated Rights. For a description of the Rights, see Section 11.

   The Section 203 Condition. The Offer is conditioned on, among other things, the Section 203 Condition being satisfied. The Offer is subject to the condition that the acquisition of Shares pursuant to the Offer and the Proposed Merger shall have been approved pursuant to Section 203 of the DGCL ("Section 203") or that Purchaser shall be satisfied in its sole discretion that the provisions of Section 203 restricting certain business combinations are invalid or inapplicable to the acquisition of Shares pursuant to the Offer and the Proposed Merger (by action of the Company Board, the acquisition of a sufficient number of Shares or otherwise). The provisions of Section 203 are described in Section 11 herein.

   There can be no assurance that the Company Board will, pursuant to Section 203, approve the acquisition of Shares pursuant to the Offer and the Proposed Merger. Even if such Company Board approval is not obtained, Section 203 will be inapplicable to the Offer and the Proposed Merger if, upon the purchase of Shares pursuant to the Offer, Purchaser owns at least 85% of the outstanding Shares, excluding, for purposes of determining the number of Shares outstanding, those Shares owned (i) by persons who are directors and also officers of the Company and (ii) employee stock plans in which employee participants do not have the right to determine whether Shares held subject to the plan will be tendered in a tender or exchange offer.

   The Antitrust Condition. The Offer is conditioned on, among other things, the Antitrust Condition being satisfied. For a more detailed description of certain time periods applicable to this condition, see Section 15.

   Certain other conditions to the Offer are described in Section 13 herein. Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. See Sections 1, 11, 13 and 15 herein.

   THE OFFER IS NOT CONDITIONED UPON PARENT OR PURCHASER OBTAINING FINANCING.

1. TERMS OF THE OFFER.

   Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 (the "Offer Conditions") and if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, May 9, 2000, unless and until Purchaser shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire.

   Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's tender of Shares. See Section 4. Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, if any of the conditions set forth in Section 13 are not satisfied and (ii) to waive any condition and to set forth or change any other term or condition of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and, subject to the terms and conditions of the Offer, including but not limited to the Offer Conditions, it will accept for payment and promptly pay for all Shares so accepted for payment. Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that no person making a tender offer shall fail to pay the consideration offered or return any securities deposited by or on behalf of tendering security holders promptly after the termination or withdrawal of a tender offer. Purchaser reserves the right to acquire Shares, after expiration or termination of the Offer, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the applicable offer price to be paid per Share in the Offer and could be for cash or other consideration.

   Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

   Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

   If, prior to the Expiration Date, Purchaser, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the Per Share Amount offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended so that it shall not expire earlier than the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

   A demand has been made to the Company for the use of the Company's stockholder list and security position listings for the purpose of, among other things, disseminating the Offer to stockholders. Upon compliance by the Company with such demand, this Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

   Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the later of (i) subject to compliance with the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in
Section 13 of this Offer to Purchase and (ii) the Expiration Date.

   In addition, subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 15. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal, or facsimile thereof, with any required signature guarantees, or an Agent's Message (as defined in Section 3) and any other required documents.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering stockholders, Purchaser's obligation to make such payment shall be satisfied and such tendering stockholders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of acceptance for payment of Shares pursuant to the Offer.

   If Purchaser includes a "Subsequent Offering Period" (as hereinafter defined), Purchaser must accept and promptly pay for all Shares tendered prior to the date of such extension. Rule 14d-11 under the Exchange Act provides that a bidder may, subject to certain conditions, elect to provide a subsequent offering period ("Subsequent Offering Period") of three business days to 20 business days so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) the Offer is for all outstanding Shares, (iii) the bidder accepts and promptly pays for all Shares tendered during the Offer, (iv) the bidder announces the results of the Offer, including the approximate number and percentage of Shares deposited no later than 9:00 a.m., New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (v) the bidder immediately accepts and promptly pays for the Shares as they are tendered during the Subsequent Offering Period, and (vi) the bidder pays the Per Share Amount for all Shares tendered in the Subsequent Offering Period. A Subsequent Offering Period, if one is included, is not an extension of the Offer but would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered in the Offer.

   If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained on behalf of the tendering stockholder with the Book-Entry Transfer Facility) as soon as practicable following expiration or termination of the Offer.

   Purchaser reserves the right to transfer or assign in whole or in part from time to time to Parent or one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

   Valid Tender of Shares. To tender Shares pursuant to the Offer (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares (and, if separated, certificates for the Rights) to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

   Unless the Rights Condition is satisfied, stockholders will be required to tender one Right (subject to adjustment) for each Share tendered in order to effect a valid tender of Shares. Accordingly, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of Shares. Unless separate certificates representing the Rights are issued, a tender of Shares will also constitute a tender of the associated Rights.

   Rights are presently evidenced by the certificates for the Common Stock and the tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. However, after a Separation Time (as defined in the Rights Agreement), upon request, the Rights Agent will send to each record holder of Shares as of the close of business on the Separation Time a Rights certificate evidencing one Right for each share of Common Stock held. Pursuant to the Offer, no separate payment will be made by Purchaser for the Rights. If separate certificates representing the Rights are issued to holders of Common Stock prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If the Separation Time occurs and separate certificates representing the Rights are not distributed prior to the time shares of Common Stock are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. A tender of shares of Common Stock constitutes an agreement by the tendering stockholder to deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, Purchaser may elect to reject as invalid a tender of shares of Common Stock with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Common Stock have not been received by the Depositary. Nevertheless, Purchaser will be entitled to accept for payment shares of Common Stock tendered by a stockholder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the SEC, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering stockholder to deliver Rights pursuant to such guaranteed delivery procedures. Any determination by Purchaser to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of Purchaser.

   Book-Entry Delivery. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date for such Shares to be validly tendered pursuant to the Offer, or the tendering stockholder must comply with the guaranteed delivery procedures described below. If the

Separation Time occurs, the Depositary will also make a request to establish an account with respect to the Rights at the Book-Entry Transfer Facility, but no assurance can be given that book-entry transfer of Rights will be available. If book-entry transfer of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry transfer of Rights is not available and the Separation Time occurs, a tendering stockholder will be required to tender Rights by means of physical delivery of certificates for Rights to the Depositary (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable). The confirmation of a book-entry transfer of Shares or Rights into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   The method of delivery of Shares, Rights, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, it is recommended that the stockholder use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

   Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed
(a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares or Rights) of Shares and Rights tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares and Rights are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares or Rights are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. A stockholder who desires to tender Shares (or Rights, if applicable) pursuant to the Offer and whose certificates for Shares (or Rights, if applicable) are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent), or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary on or prior to the Expiration Date, may tender such Shares (and/or Rights, if applicable) by following all of the procedures set forth below:

      (i) such tender is made by or through an Eligible Institution;

       (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

        (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within (a) in the case of Shares, three Nasdaq Stock Market trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (1) three Nasdaq Stock Market trading days after the date of execution of such Notice of Guaranteed Delivery or (2) three Nasdaq Stock Market trading days after the date certificates for Rights are distributed to stockholders by the Rights Agent. A "Nasdaq Stock Market trading day" is any day on which the Nasdaq Stock Market is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act.

   Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Separation Time occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the Rights (unless Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above), (b) a Letter of Transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and
(c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares (or Rights, if applicable) or Book-Entry Confirmations with respect to Shares (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest on the purchase price of the Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

   If the Rights Condition is satisfied, the guaranteed delivery procedures with respect to certificates for Rights and the requirement for the tender of Rights will no longer apply.

   It is a violation of Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder for a person, directly or indirectly, to tender Shares for his own account unless the person so tendering (i) has a net long position equal to or greater than his amount of (x) Shares tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

   A tender of Shares made pursuant to any one of the procedures set forth above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, including the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of such Shares complies with Rule 14e-4.

   Tender Constitutes an Agreement. The valid tender of Shares and, if applicable, Rights pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

   Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares and Rights. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder (including revocation of proxies and written consents) will be revoked without further action, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares or Rights will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares or Rights of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). If, however, the tendering stockholder completes the box entitled "Special Payment Instructions" on the Letter of Transmittal, the person to whom payment is to be made, rather than the tendering stockholder, should complete and sign Substitute Form W-9. Certain stockholders (including, among others, corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

4. RIGHTS OF WITHDRAWAL.

   Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 10, 2000.

   For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

   If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under this Section 4. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period under Rule 14d-11 under the Exchange Act and pays for Shares tendered during the Offer and the Subsequent Offering Period in accordance with Rule 14d-11.

5. MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

   Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Proposed Merger will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. The tax consequences of the receipt of cash in exchange for Shares pursuant to the Offer or the Proposed Merger may vary depending on, among other things, the particular circumstances of a stockholder. For federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Proposed Merger generally will recognize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss generally will be capital gain or loss if the Shares are held as capital assets by the stockholder and will be long-term capital gain or loss if the stockholder's holding period in such Shares for federal income tax purposes is more than one year at the time of the sale or exchange. Long-term capital gain recognized by a non-corporate stockholder is generally subject to tax at a maximum rate of 20%. In addition, a stockholder's ability to use capital losses to offset ordinary income is limited.

   A stockholder that tenders Shares pursuant to the Offer or Proposed Merger may be subject to backup withholding at a rate of 31% unless such stockholder provides a TIN and certifies under penalties of perjury that such TIN is correct or properly certifies that such stockholder is awaiting a TIN, or unless an exemption applies. See "Backup Withholding" under Section 3 hereof and Instruction 10 in the Letter of Transmittal.

   The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations, such as stockholders who received their Shares upon the exercise of employee stock options or otherwise as compensation and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them, in their particular circumstances, of the Offer and the Proposed Merger, including the application and effect of federal, state, local, foreign or other tax laws.

6. PRICE RANGE OF SHARES; DIVIDENDS.

   According to the Company Form 10-K, the Shares are traded on the Nasdaq National Market under the symbol "KLLM". The following table sets forth, for the fiscal periods indicated, the high and low sales prices for the Common Stock on the Nasdaq Stock Market as reported in the Company Form 10-K with respect to periods occurring in fiscal years 1998 and 1999 and as reported thereafter by published financial sources, with respect to periods occurring in fiscal year 2000.

                                                                   Sales Price
                                                                  -------------
      Fiscal Year                                                  High   Low
      -----------                                                 ------ ------
      Fiscal 1998
        First Quarter............................................ $13.75 $11.00
        Second Quarter........................................... $14.13 $11.50
        Third Quarter............................................ $13.00 $ 8.00
        Fourth Quarter........................................... $ 9.00 $ 7.00
      Fiscal 1999
        First Quarter............................................ $ 7.63 $ 5.75
        Second Quarter........................................... $ 7.00 $ 5.38
        Third Quarter............................................ $ 6.00 $ 4.00
        Fourth Quarter........................................... $ 7.50 $ 4.25
      Fiscal 2000
        First Quarter............................................ $ 7.25 $ 4.69
        Second Quarter (through April 11, 2000).................. $ 7.06 $ 6.00

   The Rights trade together with the Common Stock. On March 15, the last full trading day prior to the first public disclosure of Parent's intent to seek exploratory discussions with the Company, the reported closing price per Share reported on the Nasdaq National Market was $6.125. On April 11, the last full trading day prior to the first public announcement of Purchaser's intention to commence the Offer, the reported closing price per Share reported on the Nasdaq National Market was $7.00. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

   According to the Company Form 10-K, the Company has not paid any cash dividends on its Common Stock during either of its two most recent fiscal years, and it is the current policy of the Company Board to continue to retain earnings to finance future growth.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; STOCK QUOTATION; MARGIN REGULATIONS; EXCHANGE ACT REGISTRATION.

   Market for Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the per share amount being offered in this Offer.

   Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the Nasdaq National Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued inclusion in the Nasdaq National Market, the market for the Shares could be adversely affected. According to the Nasdaq National Market's published guidelines, the Shares would not be eligible for continued listing if, among other things, the number of Shares publicly-held fall below 750,000, the number of beneficial holders of Shares falls below 400 (round lot holders) or the aggregate market value of such publicly-held shares does not exceed $5 million. If the Shares were no longer eligible for inclusion in the Nasdaq National Market, they might nevertheless continue to be included in the Nasdaq's SmallCap Market unless, among other things, the public float is less than 500,000

Shares or there are fewer than 300 stockholders (round lot holders) in total, or the market value of the public float is less than $1 million.

   Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding market quotations, the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. This registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

   If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for trading on the Nasdaq National Market.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

   The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Information Agent or the Depositary.

   According to the Company Form 10-K, the Company is a Delaware corporation with its principal executive offices located at 135 Riverview Drive, Richland, Mississippi 39218, its telephone number is (601) 939-2545. The Company has described its business in the Company Form 10-K as follows:

   The Company (through its only owned subsidiary, KLLM, Inc.) is an irregular-route common carrier that specializes in providing high-quality transportation service in North America. The Company primarily serves the continental United States, Canada and Mexico.

   Set forth below is certain selected consolidated financial information for each of the Company's last two fiscal years for the period ended December 31, 1999 as contained in the Company Form 10-K, which financial data information has not been audited. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

                         KLLM TRANSPORT SERVICES, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
              (In thousands, except per share and operating data)

                                                               Year ended
                                                              December 31,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
                                                             (In thousands,
                                                            except per share
                                                              and operating
                                                                  data)
STATEMENTS OF OPERATIONS DATA:
  Operating revenue from truckload operations.............. $234,595  $228,988
  Operating revenue from rail container operations.........      --        --
  Operating expenses from truckload operations.............  232,125   223,346
  Operating expenses from rail container operations........      --        --
                                                            --------  --------
Operating income (loss)....................................    2,470     5,642
Interest and other income..................................       58       945
Interest expense...........................................   (3,403)   (3,551)
                                                            --------  --------
Earnings (loss) from continuing operations before income
 taxes.....................................................     (875)    3,036
Income tax expense (benefit)...............................     (330)    1,200
                                                            --------  --------
Net earnings (loss) from continuing operations before
 extraordinary item........................................     (545)    1,836
Extraordinary item, net of income tax benefit..............     (247)      --
Loss from operations of discontinued division, net of
 income tax benefit........................................      --        --
Loss on disposal of discontinued division, net of income
 tax benefit...............................................      --        --
                                                            --------  --------
Net earnings (loss)........................................ $   (792) $  1,836
                                                            ========  ========
Basic and diluted earnings (loss) per share:
  From continuing operations............................... $  (0.13) $   0.42
  From extraordinary item..................................    (0.06)      --
  From operations of discontinued division.................      --        --
  From disposal of discontinued division...................      --        --
                                                            --------  --------
Net earnings (loss) per common share....................... $  (0.19) $   0.42
                                                            ========  ========
Weighted average diluted common shares outstanding.........    4,117     4,341
                                                            ========  ========
BALANCE SHEET DATA (AT YEAR-END):
  Net property and equipment............................... $ 99,046  $ 98,212
  Total assets.............................................  139,147   133,362
  Total liabilities........................................   88,180    80,694
  Long-term debt, less current maturities..................   48,000    36,571
  Stockholders' equity.....................................   50,967    52,668
OPERATING DATA:
  Average number of truckloads per week....................    3,999     3,708
  Average miles per trip...................................      936       990
  Total miles traveled (000s)..............................  194,680   190,975
  Average revenue per total mile........................... $   1.13  $   1.13
  Empty mile percentage....................................     13.6%     12.8%
  Equipment at year-end:
    Company-operated tractors..............................    1,422     1,467
    Owner-operated tractors................................      260       279
                                                            --------  --------
      Total tractors.......................................    1,682     1,746
    Refrigerated trailers..................................    1,948     1,998
    Dry-van trailers.......................................      793       695
                                                            --------  --------
      Total trailers.......................................    2,741     2,693
    Refrigerated rail containers...........................      --        --

   Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's World Wide Web site at http://www.sec.gov. Such materials should also be available for inspection at the office of the Nasdaq Stock Market, Inc., 8513 Key West Avenue, Rockville, Maryland 20850.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

   Parent is an individual residing in Springfield, Missouri. Parent, since 1970, has been actively engaged in the interstate truckload business providing transportation services for both temperature-controlled and dry commodities, through New Prime, Inc., a Nebraska corporation, which is wholly owned by Parent (since 1985) and its predecessor corporation. The principal business address of New Prime, Inc. is at 2740 North Mayfair, Springfield, Missouri 65803.

   Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. Purchaser is wholly owned by Parent. Purchaser is the record owner of 100 Shares. The principal executive offices of Purchaser are located at 2740 North Mayfair, Springfield, Missouri 65803.

   The name, citizenship, business address, present principal occupation, and material positions held during the past five years by Parent and each of the directors and executive officers of Purchaser are set forth in Schedule I to this Offer to Purchase.

   Other Information. Except as set forth in Section 10 and Schedule II, none of Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Except as set forth in Section 10 and Schedule II, none of Parent or Purchaser, or, to the best of their knowledge, any of the persons or entities referred to above, or any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past two years.

   Except as set forth in Sections 10 and 11, none of Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in Sections 10 and 11, there have been no contacts, negotiations or transactions, between Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Sections 10 and 11, none of Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

   Parent has known Jack Liles, the Chairman of the Board, President and Chief Executive Officer of the Company, for several years and has been generally familiar with the Company particularly since the Company went public in 1992. Parent began acquiring shares of Common Stock of the Company through several open market purchases, commencing in September, 1999, accumulating an aggregate of 289,600 Shares, representing approximately 7.1% of the outstanding Shares by December, 1999. As indicated in Parent's Schedule 13D, Parent's then current intent in acquiring such Shares was for investment purposes.

   During January, 2000, Parent received a telephone call from a representative of an institutional investor inquiring as to the interest of Parent in purchasing a significant block of Shares over which such institutional investor had shared dispositive power. Parent indicated at that time that Parent might be interested and would give the matter some thought.

   Given Parent's then significant ownership of Shares, the financial performance of the Company, the then current economic environment in the interstate truckload transportation services industry and the interest of the institutional investor in selling a significant block of Shares, Parent first began to consider the prospects of acquiring the entire equity interest in the Company during the first week of February.

   On February 10, 2000, Parent purchased 250,000 Shares from the institutional investor at a per share purchase price of $6.06 in an open market transaction facilitated by a third party broker-dealer. The institutional investor had offered to sell more Shares at the same purchase price, but Parent limited its purchase to 250,000 Shares in order to avoid triggering the application of Section 203 of the DGCL. Parent's amendment to its Schedule 13D with respect to such purchase then indicated that Parent intended to pursue exploratory discussions with the Company but was reserving Parent's rights to formulate other plans or proposals regarding the Company to the extent deemed advisable by Parent.

   On February 14, 2000, Parent met with Mr. Liles in Biloxi, Mississippi at which time a general discussion ensued with regard to Parent's possible acquisition of the Company. At that meeting, Mr. Liles stated that notwithstanding the then current price at which the Shares were then trading, he would not be interested in a sale of the Company for consideration of less than $12 per share. Parent responded by stating that such a price would represent a 100% premium over the then current trading price of the Shares and that he believed that a price in the range of $7 to $7.50 per Share would represent a full and fair price for the Shares.

   By March 16, 2000, Parent was concerned that Mr. Liles, and/or the Company Board would not be willing to engage in friendly exploratory discussions regarding Parent's acquisition of the Company, and decided that it would be in Parent's best interest to begin preparatory action toward taking Parent's proposal directly to the stockholders of the Company, while at the same time, continuing to explore the possibility of friendly negotiations directly with the Company. In that regard, Parent had assembled a group of three persons who, along with Parent, would serve as a new slate of directors to replace the current directors of the Company so that the nominees could, if elected, consider approving the Offer and the Proposed Merger and to take all other action required in order to facilitate the Offer and the Proposed Merger, all subject to their fiduciary duties to the stockholders of the Company. Also, Parent executed a Consent of Stockholder, providing for, among other things, the removal of the entire current Company Board and its replacement with Parent's slate of nominees. A copy of such Consent of Stockholder was delivered to The Prentice-Hall Corporation System, Inc., the registered agent of the Company in the State of Delaware, on the next day, thereby establishing the record date for the record holders entitled to exercise their consent as March 17, 2000.

   On March 16, 2000, Parent sent the following letter to the Company, which letter was filed as an Exhibit to Parent's Amendment to its Schedule 13D, making public the interest of Parent in exploring the possibility of acquiring the Company.

                                                                 March 15, 2000

Mr. Jack Liles
Chairman of the Board, President and   Chief Executive Officer
KLLM Transport Services, Inc.
135 Riverview Drive
Richmond, Mississippi 39218

Dear Jack:

   This letter is to express my interest in acquiring KLLM Transport Services, Inc., either directly or through New Prime, Inc., a corporation wholly-owned by me, in an all cash transaction.

   Although I have not had the opportunity to conduct any due diligence other than a preliminary review of KLLM's public documents, I think that a premium of as much as 25% over the closing price of KLLM's common stock, as quoted on the Nasdaq Stock Market on the trading day first preceding the disclosure of our interest expressed in this letter, would be feasible. Based upon Tuesday's closing price, the price per share to your stockholders would be approximately $7.60 per share.

   As you know, I have filed a Schedule 13D as a result of the level of my ownership of KLLM shares, which requires amendment upon the occurrence of any material change in the information contained therein. Consequently, I have filed an amendment to my Schedule 13D contemporaneously with the delivery of this letter disclosing my having advised you of my interest in acquiring KLLM (either directly or indirectly) on a friendly basis and the execution by me of a consent of stockholder for the purpose of protecting certain alternatives that may be pursued by me in the future. A copy of the letter and the consent of stockholder are attached as exhibits to the amendment.

   I think that an all cash transaction will be attractive to your stockholders, who currently hold a stock which is thinly traded and historically has not paid dividends, to liquidate their investment in KLLM at a substantial premium over current share value.

   I would like to emphasize my desire to proceed with exploratory discussions with you and your management as promptly as possible, with the dual objectives of commencing a due diligence review (subject, of course, to an appropriate confidentiality agreement), and negotiating the specific terms of an all cash transaction with KLLM on a friendly basis.

   I look forward to hearing from you.

                                          Very truly yours,

                                          /s/ Robert E. Low

                                          Robert E. Low

   On March 29, 2000, Parent received from Morgan Keegan & Company, Inc. ("Morgan Keegan"), the Company's investment advisor, a form of confidentiality agreement which had been signed on behalf of the Company, seeking Parent's signature thereto, presumably so as to permit Parent to conduct a due diligence review of the Company. The form of confidentiality agreement submitted to Parent contained a two-year standstill provision and other provisions which were unacceptable to Parent. By letter dated March 30, 2000, Parent responded to Morgan Keegan indicating that the confidentiality agreement submitted to Parent was unacceptable, primarily because of the two-year standstill provision.

   On March 30, 2000, the Company filed its Annual Report on Form 10-K for its fiscal year ended December 31, 1999, wherein it was disclosed that the Company had entered into change in control agreements with Jack Liles, Steven L. Dutro and Nancy M. Sawyer, each an executive officer of the Company. These agreements provide for, among other things, a bonus payment equal to 200% of such executive's then gross annual salary if such executive's employment with the Company shall have terminated within 12 months after a change in control as a result of such executive's termination by the Company without cause or such executive's resignation for good reason. The change in control agreement provides that such bonus is payable in full on the date of such termination. Also, on March 30, 2000, Mr. Liles filed an amendment to his Schedule 13D disclosing his communication to the Company Board of his strong interest in acquiring the Company and that Mr. Liles was in the process of developing a proposal in that regard. According to such amendment, the Company Board formed an independent committee (the "Special Committee") consisting of Leland R. Speed, Walter P. Neely and David L. Metzler, which would consider any proposal submitted to it by Mr. Liles.

   After considering the events that had transpired, Parent concluded that if he was to acquire the entire equity interest in the Company, Parent would probably be required to commence a consent solicitation to remove the Board and replace the Board with Parent's nominees in order to be in a position to complete a cash tender offer for all of the outstanding Shares. Accordingly, on April 5, 2000, Parent sent the following letter to the Company demanding access to, among other things, the Company's stockholder list and securities listing position.

                                                                  April 5, 2000

Via Overnight Delivery

Corporate Secretary
KLLM Transport Services, Inc.
135 Riverview Drive
Richland, Mississippi 39218

The Prentice-Hall Corporation System, Inc.
 as Registered Agent of KLLM Transport Services, Inc.
1013 Centre Road
Wilmington, Delaware

Ladies and Gentlemen:

   I am a stockholder of record of 100 shares of Common Stock, par value $1.00 per share, including the associated rights to purchase preferred stock ("Common Stock"), of KLLM Transport Services, Inc., a Delaware corporation (the "Company"). I also beneficially own 539,500 shares of Common Stock.

   Pursuant to (S) 220 of the Delaware General Corporation Law, I hereby demand that at a time not later than the opening of business on April 13, 2000 you make available for inspection and copying the Company's stock ledger and a list of stockholders dated as of March 17, 2000.

   In addition to and as part of the foregoing demand, I hereby request:

     (a) A list of the record holders of the Company, dated as of March 17, 2000 and certified by the Company or its transfer agent, showing the names and addresses of each record holder of the Company and their stockholdings.

     (b) A magnetic computer tape list of the stockholders of the Company as of March 17, 2000 showing the names, addresses and number of shares of Common Stock held by such stockholders, together with such computer processing data as is necessary for me to make use of such magnetic computer tape for verification purposes.

     (c) All information in or which comes into the Company's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees concerning the names, addresses and number of shares of Common Stock held by the participating brokers and banks named in the individual nominee names of Cede & Co., Pacific & Co., Kray & Co., Philadep, DLJ and other similar nominees, and a list or lists containing the name, address and number of shares of Common Stock attributable to any participant in any Company employee stock ownership or comparable plan in which the decision regarding the voting of Common Stock held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan.

     (d) All information in or which comes into the Company's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names of the beneficial owners of shares of Common Stock ("NOBO's") in the format of a printout in descending order balance.

   I will bear the reasonable costs incurred by the Company (including those of its transfer agent) in connection with the production of the above information.

   The purpose of this demand is to enable me to communicate with my fellow Company stockholders on matters relating to our mutual interests as stockholders including the solicitation of written consents for the removal of the Company's current Board of Directors.

   I hereby designate and authorize Steven D. Crawford and Gallop, Johnson & Neuman, L.C., their respective partners, officers and employees, and any other persons to be designated by me, acting together, singly or in combination, to conduct, as my agents, the inspection and copying herein requested.

   Please advise Steven D. Crawford (800-848-4560) immediately whether you will voluntarily supply the requested information or when and where the items demanded above will be readily available to me.

                                          Very truly yours,

                                          /s/ Robert E. Low

                                          Robert E. Low

   On April 6, 2000, Parent received a letter from Mr. John Grayson, of Morgan Keegan, indicating that the Company would be willing to consider a six-month standstill agreement. Parent once again reiterated that while he would be willing to sign a confidentiality agreement to protect any proprietary information which may be disclosed to Parent during a due diligence review of the Company, Parent would be unwilling to agree to any form of a standstill obligation on his part.

   Also on April 6, 2000, Parent received a call from Mr. Leland R. Speed, a director of the Company and Chairman of the Special Committee, urging that Parent reconsider entering into a short-term standstill agreement of three months. Parent once again indicated that he would have no interest in entering into a standstill agreement with the Company of any duration.

   On Wednesday, April 12, 2000, Parent filed its Consent Solicitation materials with the SEC, and Purchaser commenced the Offer.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE PROPOSED MERGER.

   Purpose. The purpose of the Offer is to acquire for cash a majority of the outstanding Shares of, and ultimately the entire equity interest in, the Company. Purchaser currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect the Proposed Merger, pursuant to which each then outstanding Share (other than Shares held by the Company in treasury or owned by Parent or Purchaser, or Shares, if any, that are held by stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) would be converted pursuant to the terms of the Proposed Merger into the right to receive an amount in cash equal to the Per Share Amount.

   Stockholders of the Company who tender and sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its future earnings and growth. If the Proposed Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration equal to the Per Share Amount or to exercise statutory appraisal rights under Section 262 of the DGCL. Similarly, after selling their Shares in the Offer or the subsequent Proposed Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

   On April 12, 2000, Parent filed preliminary Consent Solicitation materials with the SEC, which, in definitive form, will be mailed to stockholders of the Company after completion of review by the staff of the SEC and receipt from the Company of a current stockholder list. The Consent Solicitation requests stockholders of the Company to, among other things, remove the entire Company Board, reduce the size of the Company Board to four members and fill the newly created vacancies on the Company Board with the Nominees. Parent and Purchaser expect that, subject to their fiduciary duties under applicable law, the Nominees would redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203, which would satisfy the Rights Condition and the Section 203 Condition, and take such other actions as may be required to permit the prompt consummation of the Offer and the Proposed Merger. The Consent Solicitation will be made pursuant to separate consent solicitation materials.

   THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

   Parent and Purchaser are prepared to commence immediate good faith negotiations with the Company Board regarding the possibility of increasing the Per Share Amount after appropriate due diligence and access to the Company's business plan. Accordingly, Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased and the Per Share Amount) at any time, including in the event it enters into a merger agreement with the Company or it negotiates a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into cash.

   In the event that Parent is unable to negotiate a definitive merger agreement with the Company and, pursuant to the Offer, Purchaser acquires Shares which, together with Shares beneficially owned by Purchaser, constitute at least 90% of the outstanding Shares, Parent currently intends to transfer (and cause any such affiliates to transfer) the Shares owned by Parent to Purchaser to permit Purchaser to consummate a "short-form" merger pursuant to
Section 253 of the DGCL. Section 253 of the DGCL provides that if Purchaser owns at least 90% of the outstanding Shares, Purchaser may merge the Company into itself by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of Purchaser's board of directors to so merge (including a statement of the terms and conditions of the merger and the consideration to be paid by Purchaser upon surrender of Shares not owned by Purchaser) and the date of its adoption. Under Section 253 of the DGCL, such a merger of the Company with Purchaser would not require the approval or any other action on the part of the Board of Directors or the stockholders of the Company. Therefore, if at least 90% of the outstanding Shares are acquired pursuant to the Offer or otherwise, Purchaser will be able to, and intends to, effect the Proposed Merger without a meeting of holders of Shares.

   If Purchaser purchases a sufficient number of Shares to satisfy the Minimum Tender Condition, but does not purchase a sufficient number of Shares to effect a "short-form" merger, Purchaser currently intends to seek to effect a merger of Purchaser with the Company pursuant to Section 251 of the DGCL. Under the Company's Certificate of Incorporation and the DGCL, approval of the Board of Directors of the Company and a vote of at least a majority of the outstanding Shares of the Company entitled to vote thereon would be required to approve such a merger. If the Minimum Tender Condition is satisfied Purchaser would have a sufficient number of votes to effect the stockholder approval of a merger pursuant to Section 251 of the DGCL, which approval could be effected by a vote at a meeting of stockholders or by written consent. Approval of such a merger would nonetheless also require the approval of the Company Board.

   Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) of a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with such corporation for three years following the date such person became an Interested Stockholder unless (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination; (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
(iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the Board of Directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

   Section 203 provides that during such three-year period the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including without limitation: (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (iv) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   There can be no assurance that the Company Board will approve the acquisition of Shares pursuant to the Offer and the Proposed Merger for purposes of Section 203. If the Nominees are elected, the Nominees will consider, consistent with their fiduciary duties to the Company and its stockholders under applicable law, whether to approve the Offer and the Proposed Merger under Section 203, which would satisfy the Section 203 Condition, and take such other actions as may be required to permit the prompt consummation of the Offer and the Proposed Merger. Parent and Purchaser expect that, subject to their fiduciary duties under applicable law, the

Nominees would approve the Offer and the Proposed Merger under Section 203, which would satisfy the Section 203 Condition, and take such other actions as may be required to permit the prompt consummation of the Offer and the Proposed Merger. See "Introduction."

   The Offer is conditioned upon the acquisition of Shares pursuant to the Offer and the Proposed Merger being approved pursuant to Section 203 or Parent being satisfied in his sole discretion that the provisions of Section 203 are invalid or inapplicable to the acquisition of Shares pursuant to the Offer and the Proposed Merger.

   Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, each holder of Shares whose Shares are to be converted in the Proposed Merger and who has neither voted in favor of the Proposed Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such stockholder's Shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Proposed Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

   If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect or effectively withdraws or loses such stockholder's right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the merger consideration pursuant to the Proposed Merger.

   The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

   Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

   Rule 13e-3. The Proposed Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Proposed Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Proposed Merger.

   Preferred Stock Purchase Rights. The following description of the Right does not purport to be and is qualified in its entirety by its reference to the Rights Agreement which is filed as Exhibit 99.1 to the Company's registration statement on Form 8-A/A filed with the SEC on February 24, 1997.

   On February 13, 1997, the Company Board declared a dividend of one Right for each outstanding share of Common Stock of the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Participating Preferred Stock, par value $.01 per share (the "Preferred Shares"), of the Company, at a price of $41.00 per one one-hundredth of a Preferred Share (the "Exercise Price"), subject to adjustment.

   The Rights Agreement provides that, until the date on which certain events take place (the "Separation Time"), the Rights will be evidenced by Share certificates (and not by separate certificates) and will be transferred with and only with the Shares. The term "Separation Time" means the close of business on the earlier of (a) the tenth business day (or such earlier or later date as may be determined by the Company Board) following a public announcement by the Company that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding Shares (collectively, an "Acquiring Person") (the "Flip-in Date") or (b) the tenth business day (or such later date as may be determined by the Company

Board) after the date on which any person (or group of affiliated or associated persons) commences a tender or exchange offer the consummation of which would result in the beneficial ownership by such person of 20% or more of such outstanding Shares. As soon as practicable following the Separation Time, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of Shares as of the close of business on the Separation Time, and such separate Right Certificates alone will evidence the Rights.

   The Rights are not exercisable until the Separation Time. After the Separation Time and prior to the Expiration Time, each Right (unless previously redeemed) will entitle the holder to purchase, for the Exercise Price, one one-hundredth of a share of the Preferred Shares having the rights described below. The Rights will expire on the Expiration Time, unless the Expiration Time is extended, or the Rights are earlier redeemed by the Company. The term "Expiration Time" is defined in the Rights Agreement and generally means February 13, 2007, unless the Rights are sooner exchanged or redeemed, or the date of consummation of a merger of the Company approved by the Company Board prior to a Flip-in Date.

   The Exercise Price payable, and the number of outstanding Rights and the number of one one-hundredth interests in Preferred Shares issuable upon exercise of each Right, are subject to adjustment in the event of a stock split of the shares of Common Stock or a stock dividend on the Shares payable in shares of Common Stock or subdivisions, consolidations or combinations of the Shares occurring, in any such case, prior to the Separation Time.

   If, prior to the Separation Time, the Company distributes securities or assets in exchange for Shares (other than regular cash dividends or a dividend paid solely in shares of Common Stock) whether by dividend, reclassification or otherwise, the Company shall make such adjustments, if any, in the Exercise Price, number of Rights and otherwise as the Company Board deems appropriate.

   If the Company elects not to issue fractional Preferred Shares, the Company may (i) evidence such fractional shares by depositary receipts or (ii) sell such shares and pay the registered holder the appropriate fraction of price per share received upon sale.

   Interests in Preferred Shares purchasable upon exercise of the Rights will not be redeemable and will not be convertible into any other class of capital stock. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $10.25 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of a liquidation, the holders of the interests in Preferred Shares will be entitled to a minimum preferential liquidation payment of $4,100.00 per Preferred Share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each Preferred share will have 100 votes, voting together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock. If the Company elects not to issue fractional Preferred Shares, the Company may
(i) evidence such fractional shares by depositary receipts or (ii) sell such shares and pay the registered holder the appropriate fraction of price per share received upon sale.

   Upon the occurrence of a Flip-in Date, Rights owned by the Acquiring Person or any affiliate or associate thereof or any transferee thereof will automatically become void and, subject to the Exchange Option summarized below, each other Right will automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock or, at the option of the Company Board, Preferred Shares designed to have economic and voting terms similar to the shares of Common Stock, in either case, having a market value of twice the Exercise Price. If any person or group acquires beneficial ownership of 20% or more of the outstanding Shares without any intent to acquire or affect control of the Company, that acquisition will not result in a Flip-in Date if such acquiror immediately enters into an irrevocable commitment to promptly divest, and thereafter promptly divests, sufficient Shares so that such 20% or greater beneficial ownership ceases. After a Flip-in Date occurs, the Company may not consolidate or merge with, or sell 50% or more of its assets or earning power to, any person, if the Company Board is controlled by the Acquiring Person, unless proper provision is made so that each Right would thereafter become a right to buy, for the Exercise Price, that number of shares of Common Stock of such other person having a market value of twice the Exercise Price.

   At any time after a Flip-in Date occurs and prior to the time a person or group of persons become the beneficial owner of more than 50% of the outstanding Shares, the Company Board may elect to exchange all of the outstanding Rights (other than Rights owned by such person or group which have become void), for shares of Common Stock at an exchange ratio (subject to adjustment) of one share of Common Stock per Right (the "Exchange Option"). Also, at its option, the Company Board may substitute interests in Preferred Shares (or shares of a class or series of the preferred stock having equivalent rights, preferences and privileges) for shares of Common Stock exchangeable for Rights at an initial rate (subject to adjustment) of one one-hundredth interest in a Preferred Share (or equivalent preferred share) for each share of Common Stock.

   At any time prior to a Flip-in Date, the Company Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price.

   The Company and the Rights Agent may amend the Rights Agreement in any respect prior to the occurrence of a Flip-in Date. Thereafter, the Company and the Rights Agent may amend the Rights Agreement in any respect which shall not materially adversely affect the interest of holders of Rights generally or to cure an ambiguity or to correct or supplement any provision which may be inconsistent with any other provision or otherwise defective.

   Until a Right is exercised, the holder thereof, as such, will have no right as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

12. SOURCE AND AMOUNT OF FUNDS.

   Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned by Purchaser) on a fully diluted basis pursuant to the Offer and the Proposed Merger and to pay related fees and expenses will be approximately $29 million. Purchaser intends to obtain all funds needed for the Offer and the Proposed Merger through a capital contribution from Parent. Parent has possession of, or has readily available to him, sufficient funds to close the Offer and Proposed Merger.

13. CERTAIN CONDITIONS OF THE OFFER.

   Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment and, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c), Purchaser shall not be required to pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its sole discretion, extend, terminate or amend the Offer as to any Shares not then accepted for payment if the Minimum Tender Condition, the Section 203 Condition, the Rights Condition or the Antitrust Condition has not been satisfied or, on or after the date of this Offer to Purchase and at or prior to the Expiration Date, any of the following events shall occur:

     (a) there shall be threatened, instituted or pending any action, proceeding or application before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, (i) which challenges the acquisition by Purchaser of the Shares, seeks to restrain, delay or prohibit the consummation of the Offer or the transactions contemplated by the Offer, the Proposed Merger or other subsequent business combination or, seeks to obtain any material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer, the Proposed Merger or other subsequent business combination, or, seeks to impose voting, procedural, price or other requirements, in addition to those required by the federal securities laws or the DGCL (each as in effect on the date of this

  Offer to Purchase), (ii) which seeks to prohibit or impose material limitations on Parent's or Purchaser's acquisition, ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) or of the Shares (including, without limitation, the right to vote the Shares purchased by them, on an equal basis with all other Shares, on all matters presented to the stockholders of the Company), or seeks to compel Parent or Purchaser to dispose of or hold separate all or any portion of their own or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer, the Proposed Merger or other subsequent business combination, (iii) which in the sole judgment of Purchaser is reasonably likely to materially adversely affect the Company, Parent or Purchaser, or any of their respective affiliates or subsidiaries (such an effect, an "Adverse Effect"), or result in a material diminution in the value of the Shares or the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer and the Proposed Merger (such a diminution, a "Diminution in Value"); or (iv) which seeks to impose any condition to the Offer or the Proposed Merger unacceptable to Parent or Purchaser; or

     (b) other than the waiting periods that must expire or otherwise terminate in satisfaction of the Antitrust Condition, any statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed to become applicable to the Offer, the Proposed Merger or the transactions contemplated by the Offer or other subsequent business combination that might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

     (c) any change (or any condition, event or development involving a prospective change) shall have occurred that has or in the sole judgment of Purchaser is reasonably likely to have a materially adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, or Parent or Purchaser shall have become aware of any fact that has or in the sole judgment of Purchaser is reasonably likely to have an Adverse Effect or results or in the sole judgment of Purchaser is reasonably likely to result in a Diminution in Value; or

     (d) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or abroad, (vi) a general decline in the market prices of securities of publicly-traded United States companies in the truck transport industry or (vii) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; or

     (e) other than the redemption of the Rights, the Company or any subsidiary of the Company shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock other than sales or issuances pursuant to employee stock options disclosed in the Company's publicly available filings with the SEC prior to, and outstanding on, March 24, 2000 (in accordance with the then-existing terms thereof) of any class (including, without limitation, the Common Stock) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company, (B) any other securities in respect of, in lieu of or in substitution for Common Stock outstanding on March 24, 2000 (in accordance with the then-existing terms thereof) or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding shares of Common Stock or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any shares of Common Stock or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security,
  (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business consistent with past practice, any material change in its capitalization, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of the Company that might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; or

     (f) the Company or any of its subsidiaries shall have amended or proposed or authorized any amendment to its respective certificate of incorporation or bylaws or similar organizational documents or Purchaser shall have learned that the Company or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC; or

     (g) a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by a person other than Purchaser or Parent (including the Company or its subsidiaries), or it shall have been publicly disclosed or Purchaser shall have learned that (i) any person (including the Company or its subsidiaries), entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall, other than for bona fide arbitrage purposes, have acquired or proposed to acquire more than five percent of the outstanding Shares, or shall have been granted any option or right, conditional or otherwise, to acquire more than five percent of the outstanding Shares, other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to March 15, 2000,
  (ii) any such person, entity or group who has publicly disclosed any such ownership of more than five percent of the outstanding Shares prior to such date shall have acquired or proposed to acquire additional Shares constituting more than one percent of the outstanding Shares, or shall have been granted any option or right to acquire more than one percent of the outstanding Shares; (iii) any new group was, or is, formed which beneficially owns more than five percent of the outstanding Shares; (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principal or made a proposal with respect to a tender offer or exchange offer for some portion or all of the outstanding Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business consistent with past practice) with or involving the Company or any of its affiliates or subsidiaries; or (v) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or assets or securities of the Company; or

     (h) the Company and Parent or Purchaser shall have reached an agreement or understanding that the Offer be terminated or amended or Purchaser or Parent (or one of their respective affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire the Company by merger or similar business combination, or purchase of Shares or assets of the Company; or

     (i) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or might have an Adverse Effect or results or might result in a Diminution in Value; or

     (j) the Company or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise affected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business consistent with past practice or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger; or

     (k) (i) any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall become accelerated or otherwise become due before its started due date, in either case, with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or the Proposed Merger or (ii) any covenant, term or condition in any of the Company's or any of its subsidiaries', joint ventures' or partnerships' instruments, licenses, or agreements is or may have an Adverse Effect or a Diminution In Value (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or the Proposed Merger or the acquisition by Parent of control of the Company); which in the sole judgment of Parent and Purchaser with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in its sole discretion. The determination as to whether any condition has occurred shall be in the sole judgment of Parent and Purchaser and will be final and binding on all parties. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

14. DIVIDENDS AND DISTRIBUTIONS.

   If, on or after the date of this Offer to Purchase, the Company should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date of the Offer to Purchase, then, subject to the provisions of Section 13 above, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the price per Share to be paid pursuant to the Offer and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

   If, on or after the date of this Offer to Purchase, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 13 above, (1) the offer price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by Purchaser in its sole discretion.

15. CERTAIN LEGAL MATTERS.

   General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 13.

   Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser is subject to these requirements.

   Pursuant to the HSR Act, Parent expects to file a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer and the Proposed Merger with the Antitrust Division and the FTC by April 17, 2000. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act is expected to expire at 11:59 p.m., New York City time, on May 3, 2000, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent may request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 for certain conditions to the Offer that could become applicable in the event of such a challenge.

   The acquisition of Shares by Purchaser pursuant to the Offer may be subject to antitrust laws or merger control regulations in Canada, Mexico, and other foreign jurisdictions. Such laws or regulations may require notification with respect to the Offer and impose a mandatory waiting period similar to or in excess of the requirements of the HSR Act.

   Foreign Approvals. The Company Form 10-K indicates that the Company, through its sole subsidiary, conducts business in Canada and Mexico. In connection with the acquisition of the Shares pursuant to the Offer, the laws of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that Parent will be able to cause the Company or its subsidiary to satisfy or comply with such laws or that compliance or non-compliance will not have a material adverse effect on the financial condition, properties, business, results of operations or prospects of the Company and its subsidiary taken as a whole or impair Parent, Purchaser or the Company or any of their respective affiliates, following consummation of the Offer or Proposed Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. See Section 13 for certain conditions to the Offer that could become applicable in the event that any such foreign approvals give rise to such effects.

   State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds: e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders. In BNS Inc. v. Koppers Co., the United States District Court for the District of Delaware upheld the constitutionality of
Section 203, finding that it did not impermissibly impede interstate commerce in violation of the Commerce Clause.

   Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company Board has not approved the acquisition of Shares by Parent or Purchaser pursuant to the Offer or the Proposed Merger and, therefore, Section 203 of the DGCL could be applicable to the Offer and the Proposed Merger. See Section 11.

   The Company, through its subsidiary, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Proposed Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Proposed Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Proposed Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Proposed Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 13.

16. FEES AND EXPENSES.

   Purchaser has retained MacKenzie Partners, Inc., to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses. Purchaser will also indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

   Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

   Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other persons for soliciting tenders of Shares pursuant to the Offer (other than the fees of the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

   Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

   Purchaser and Parent have filed with the SEC a Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in
Section 8.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstance, create any implication that there has been no change in the affairs of Purchaser, Parent or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                                          Low Acquisition, Inc.

April 12, 2000

                                  SCHEDULE I

                     INFORMATION CONCERNING THE DIRECTORS
                AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

   Robert E. Low is the sole shareholder of Purchaser and is the sole director and the president and chief executive officer, secretary and treasurer of Purchaser. There are no other officers of Purchaser.

   Mr. Low, age 50, is and has been the sole stockholder, president and chief executive officer of New Prime, Inc., a Nebraska corporation for more than the past five years. New Prime, Inc. is an interstate truckload carrier providing transportation services for both temperature controlled and dry commodities. The principal business address of New Prime, Inc. is located at 2740 North Mayfair, Springfield, Missouri 65803, and its telephone number is (800) 848-4560.

   Mr. Low, during the past five years, has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

   Mr. Low, during the past five years, has not been a party to a civil proceeding of a traditional or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

   Mr. Low is a United States citizen, residing in Springfield, Missouri.

                                  SCHEDULE II

                TRANSACTIONS EFFECTED DURING THE PAST TWO YEARS

                               BY ROBERT E. LOW

                                           Number of                  Average
                                            Shares       Price       Purchase
Quarterly Period                           Purchased Range/Quarter Price/Quarter
----------------                           --------- ------------- -------------
7/1/99-9/30/99............................    9,900   $4.39-$4.63      $4.50

10/1/99-12/30/99..........................  231,300   $4.26-$5.00      $4.82

1/1/00-3/31/00............................  298,400   $4.88-$6.06      $5.88

   Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) evidencing the tendered Shares and any other required documents to the Depositary (as defined herein), (2) follow the procedure for book-entry tender of Shares set forth in Section 3, or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares so registered.

   The Rights are presently evidenced by the certificates for the Common Stock and a tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. If separate certificates representing the Rights are issued to the holders of Common Stock, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered by following the procedures set forth in Section 3. A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

   Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares (and, if appropriate, Rights) and any other required documents should be sent by each stockholder of the Company or such stockholder's broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:

                           Wilmington Trust Company

                            Facsimile 302-651-1079
                   For Confirmation Telephone: 302-651-8869

      By Mail:                          By Hand/Overnight Courier:
      Corporate Trust Operations        Wilmington Trust Company
      Wilmington Trust Company          1105 North Market Street, First Floor
      Rodney Square North               Wilmington, DE 19801
      1100 North Market Street          Attn: Corporate Trust Operations
      Wilmington, DE 19890-0001

   Any questions and requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          MacKenzie Partners, Inc.
                          156 Fifth Avenue
                          New York, NY 10010
                          (212) 929-5000 (call collect)
                          CALL TOLL-FREE (800) 322-2885